Exhibit 10.6

QUICKSILVER RESOURCES INC.

Description of Non-Employee Director Compensation

Each non-employee director of Quicksilver Resources Inc. (“Quicksilver”) receives an annual fee of $120,000 per year.

Subject to approval of amendments to the Quicksilver Resources Inc. 2004 Non-Employee Director Stock Option Plan (the “2004 Plan”) by Quicksilver’s stockholders at Quicksilver’s 2005 Annual Meeting, in 2005, the non-employee directors will be paid $35,000 of the fee in options under the 2004 Plan, $25,000 of the fee in restricted stock under the 2004 Plan and $60,000 of the fee in cash (subject to elections by non-employee directors made in 2004 to receive a portion thereof in options under the 2004 Plan). Beginning 2006, the non-employee directors will be paid $60,000 of the fee in restricted stock under the 2004 Plan and $60,000 of the fee in cash (or, at the election of the non-employee directors, in restricted stock or options under the 2004 Plan).

If the stockholders do not approve the amendments to the 2004 Plan, each non-employee director will be paid $35,000 of the fee in options under the 2004 Plan, $35,000 of the fee in cash (subject to the elections by non-employee directors in 2004 to receive a portion thereof in options under the 2004 Plan) and the balance of each non-employee director’s annual fee of $120,000 in cash or other consideration outside of the 2004 Plan.